Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

BY THIS AMENDMENT, dated January 8th, 2008, made and entered into by Casella Waste Systems, Inc., a Delaware Corporation with a principal address of 25 Greens Hill Lane, Rutland, Vermont 05701 (the “Company”), and James W. Bohlig, an individual, a current resident of Rutland, Vermont 05701 (the “Employee”), and as acknowledged and consented to by Casella Renewable Systems, LLC, a wholly-owned limited liability company (“CRS”) of Company.

WHEREAS, Company and Employee are parties to that certain Employment Agreement, dated December 8, 1999 (“EA”), wherein Employee is employed by Company, with an initial title and position of Senior Vice President, Chief Operating Officer and Director of Company; and,

WHEREAS, Company has engaged in various reorganizations and restructurings of the Company since the execution of the EA; and,

WHEREAS, such reorganizations and restructurings have not affected the fundamental employment relationship between Company and Employee, but Company is now desirous of entering into this formal Amendment to the EA to reflect the current title, position and responsibilities of Employee, and to address certain other matters in the EA; and,

WHEREAS, Employee is desirous of amending the EA to reflect his current title, position and responsibilities as President of CRS, and to address certain other matters in the EA; and,

WHEREAS, both the Company and Employee wish to cause CRS to acknowledge and consent to this Amendment to the EA.

NOW THEREFOR, in exchange for the promises and mutual conditions contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     Section 1.1 of the EA, shall be amended by the deletion of the first sentence thereof, and the insertion of the following in lieu thereof:

“1.1  During the Agreement Term (as defined below), the Employee shall be the President and a Director of CRS (or such other and comparable titles and positions as shall be given Employee by the Board of Directors (the “Board”) of the Company), and shall faithfully perform for the Company the duties of such office in CRS at the behest of Company. Employee shall continue as Company’s Senior Vice President, Chief Development Officer and Director of Company.”

2.     Section 2 of the EA entitled “Term” shall not be modified, but shall be ratified by virtue of this Amendment to clarify that Employee is commencing a new Initial

Term as of the date of this Amendment, which Initial Term shall expire on the third anniversary of the date of this Amendment. All other provisions of Section 2 “Term” shall remain unchanged.

3.     Section 3.1 of the EA shall be amended by the deletion of the words in line 2, “…at the annual rate of $250,000 (“Base Salary”)”, and the insertion of the words “…at the annual rate of $334,700 (“Base Salary”)”, shall be inserted in lieu thereof.

4.     Section 4.4.1 (d) shall be amended by the deletion of the words, “Senior Vice President, Chief Operating Officer and Director” in line 3, and the insertion of the words “Senior Vice President, Chief Development Officer, Director of the Company and President of CRS” in lieu thereof.

5.     Section 4.4.2 shall be amended by the deletion of the last sentence and insertion of the following new sentence:

“If during the Initial Term the Employee’s employment is terminated by the Employee for Qualified Good Reason, the Employee shall be entitled to receive the higher of an amount equal to i) his Base Salary payable through the remainder of the Initial Term, or ii) the sum of Eighteen (18) Months Base Salary, and any bonus earned and accrued for the period prior to such termination. Such ongoing payments shall be payable on a bi-weekly basis. Any bonus due shall be paid in a lump sum within sixty (60) days of the date of termination. During any subsequent Agreement Term, Termination by Employee for Qualified Good Reason shall result in a payment of Eighteen (18) Months Base Salary.

6.     A new Section 4.6 shall be added to the Employment Agreement as follows:

“4.6 Existing Life Insurance Policy. During the Agreement Term, the Company shall continue (annually) funding the existing whole life Life Insurance Policy held in Employee’s name. During any termination for any reason other than “Cause” the Employee shall have the right to purchase and accept assignment from the Company of the existing whole life Life Insurance Policy in consideration for the payment of $5,000.00 to Company. All the effects to Employee, if any, of transferring such Life Insurance Policy to Employee, including, without limitation, any tax effects, shall be the exclusive responsibility of Employee.”

7.     a)  The title of Section 6 of the EA shall be modified as follows:

“6. Non-competition and Assignment of Patents.”

b)  The terms of current “6. Covenant Not to Compete” shall remain as per the EA, but shall be retitled as “6.1 Covenant Not to Compete.”

c)  A new Section 6.2 shall be inserted as follows:

“6.2 Assignment of Inventions and Work. Employee hereby agrees to disclose in writing to Company any current, past or future Inventions or copyrightable Works, which have been or are now or in the future conceived, made, discovered, written or created by Employee, alone and/or in combination with others, during Employee’s prior or current employment, and that Employee will assign all rights and title to such Inventions or Works to Company.”

8.     All other terms and conditions of the EA, which are not specifically addressed in this Amendment, shall remain unchanged.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Amendment to Agreement as of the date first set forth above.

WITNESS:	/s/ James W. Bohlig
James W. Bohlig
Employee

WITNESS:	/s/ John W. Casella
John W. Casella
Chairman and CEO
Casella Waste Systems, Inc.

Acknowledged and Agreed to by:

/s/ James W. Bohlig
James W. Bohlig
President, Casella Renewable Systems, LLC